Exhibit (i)

November 15, 2012

Salient MF Trust

4265 San Filipe, Suite 800

Houston, TX 77027

Ladies and Gentlemen:

We have acted as counsel to Salient MF Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 3 to the Trust’s Registration Statement on Form N-1A (File Nos. 333-180225, 811-22678) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest of the series and classes of the Trust listed in Appendix A attached to this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust’s Declaration of Trust, as amended, and By-Laws and the actions of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to this firm in the related Statement of Additional Information under the caption “Legal Matters”. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

Attachment: Appendix A

APPENDIX A

Salient Alternative Beta Fund

Class A

Class C

Class I

Salient Pure Trend Fund

Class A

Class C

Class I

Salient Global Equity Fund

Class A

Class C

Class I